Exhibit F



                                December 30, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  National Fuel Gas Company, File No. 70-10168

Ladies and Gentlemen:

          As counsel for National Fuel Gas Company ("National"), a holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), and its subsidiary companies, I deliver to you this opinion letter for filing as Exhibit F to the Application or Declaration, as amended, in the above referenced file (the "Application or Declaration"). Briefly stated, National is seeking authority, through December 31, 2006, for certain of its non-utility subsidiaries to acquire the securities of, or other interests in, one or more companies engaged in or formed to engage in certain categories of non-utility gas-related operations outside of the United States. In addition, the filing requests authority for National Fuel Resources, Inc. and/or Upstate Energy Inc. to engage directly in marketing and brokering and related activities in Canada. Finally, the filing requests that certain of the non-utility subsidiaries be permitted to pay dividends from time to time out of capital and unearned surplus and/or retire or reacquire any securities that have been issued to an associate company. Any capitalized terms used but not defined herein have the meanings given in the Application or Declaration.

          In connection with the above, I have reviewed the Application or Declaration, as amended, and such other documents and made such other investigation as I consider appropriate.

          Based upon the foregoing and subject to the other paragraphs hereof, I express the following opinions:

          1 All state laws applicable to the proposed transactions will have been complied with.

          2. National and each of the other applicants identified in the Application or Declaration will legally acquire any securities of Foreign Energy Affiliates to be acquired by them.


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          3    The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by National and the other applicants or any associate company thereof.

          The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application or Declaration and legal requirements applicable thereto, including the Commission's order requested therein.

          I am admitted to practice law in the State of New York. I do not hold myself out as an expert on the laws of any other state or offer any opinion on such laws.

          I hereby consent to the filing of this opinion letter as an exhibit to the Application or Declaration. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                          Sincerely,

                                          /s/ James P. Baetzhold

                                          James P. Baetzhold